INDEMNITY AGREEMENT

This Indemnity Agreement (the “Agreement”), dated as of ◆, 2014, is entered into between Silver Stream Mining Corp., a Nevada corporation (“Silver Stream”) and ◆ (the “Indemnitee”).

WHEREAS, [Silver Stream desires to appoint Indemnitee as a director and/or officer of Silver Stream, and in such capacity Indemnitee would be performing valuable services for Silver Stream]; and

WHEREAS, [Indemnitee is willing to serve for or on behalf of Silver Stream and any successor thereof, on the condition that he be indemnified as herein provided]; and

WHEREAS, it is intended that Indemnitee shall be paid promptly by Silver Stream all amounts necessary to effectuate in full the indemnity provided herein.

NOW, THEREFORE, in consideration of the premises and the covenants in this Agreement, and of Indemnitee and Silver Stream intending to be legally bound hereby, the parties hereto agree as follows:

1. Services by Indemnitee. Indemnitee agrees to serve as a director and/or officer of Silver Stream, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Certificate of Incorporation and Bylaws of Silver Stream, and until such time as Indemnitee resigns or fails to stand for election or is removed from Indemnitee’s positions. Indemnitee may from time to time also perform other services at the request or for the convenience of, or otherwise benefiting Silver Stream.

2. Indemnification. Subject to the limitations set forth herein and in Section 5 hereof, Silver Stream hereby agree to indemnify Indemnitee as follows:

Silver Stream shall, with respect to any Proceeding (as hereinafter defined) associated with Indemnitee acting or having acted in his official capacity as an officer and/or director of Silver Stream, indemnify Indemnitee to the fullest extent permitted by the laws of the State of Nevada and the Certificate of Incorporation and Bylaws of Silver Stream in effect on the date hereof or as such law or Certificate of Incorporation or Bylaws as may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits Silver Stream to provide broader indemnification rights than the law or Certificate of Incorporation or Bylaws permitted Silver Stream to provide before such amendment). Notwithstanding the foregoing, Silver Stream shall not be required to indemnify Indemnitee for acts or omissions of Indemnitee constituting fraud, bad faith, gross negligence or intentional misconduct. The right to indemnification conferred herein and in the Certificate of Incorporation and Bylaws shall be presumed to have been relied upon by Indemnitee in serving or continuing to serve Silver Stream and shall be enforceable as a contract right. Without in any way diminishing the scope of the indemnification provided by this Section 2, Silver Stream will indemnify Indemnitee against Expenses (as hereinafter defined) and Liabilities (as hereinafter defined) actually and reasonably incurred by Indemnitee or on its behalf in connection with the investigation, defense, settlement or appeal of such Proceeding. In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitee provided under this Agreement shall include those rights set forth in Section 7 below. Notwithstanding the foregoing, Silver Stream shall be required to indemnify Indemnitee in connection with a Proceeding commenced by Indemnitee. Notwithstanding anything to the contrary contained herein, Silver Stream shall have no obligation to indemnify the Indemnitee to the extent such indemnification would not be permitted under the laws of the State of Nevada or Silver Stream’ Certificate of Incorporation or Bylaws in effect on the date hereof.

3. Presumptions and Effect of Certain Proceedings. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and Silver Stream shall have the burden of proof to overcome that presumption in reaching any contrary determination. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent shall not affect this presumption or, except as determined by a judgment or other final adjudication adverse to Indemnitee, establish a presumption with regard to any factual matter relevant to determining Indemnitee’s rights to indemnification hereunder. If the person or persons so empowered to make a determination pursuant to Section 4 hereof shall have failed to make the requested determination within ninety (90) days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any Proceeding or any other event that could enable Silver Stream to determine Indemnitee’s entitlement to indemnification, the requisite determination that Indemnitee is entitled to indemnification shall be deemed to have been made.

4. Procedure for Determination of Entitlement to Indemnification.

(a) Whenever Indemnitee believes that Indemnitee is entitled to indemnification pursuant to this Agreement, Indemnitee shall submit a written request for indemnification to Silver Stream. Any request for indemnification shall include sufficient documentation or information reasonably available to Indemnitee for the determination of entitlement to indemnification. In any event, Indemnitee shall submit Indemnitee’s claim for indemnification within a reasonable time, not to exceed forty-five (45) days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or final termination, whichever is the later date for which Indemnitee requests indemnification.

(b) Independent Legal Counsel (as hereinafter defined) shall determine whether Indemnitee is entitled to indemnification. Determination of Indemnitee’s entitlement to indemnification shall be made not later than ninety (90) days after Silver Stream’ receipt of Indemnitee’s written request for such indemnification, provided that any request for indemnification for Liabilities, other than amounts paid in settlement, shall have been made after a determination thereof in a Proceeding.

5. Specific Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, Silver Stream shall not be obligated under this Agreement to make any payment to Indemnitee with respect to any Proceeding:

(a) To the extent that payment is actually made to Indemnitee under any insurance policy, or is made to Indemnitee by any of Silver Stream or affiliates otherwise than pursuant to this Agreement. Notwithstanding the availability of such insurance, Indemnitee also may claim indemnification from Silver Stream pursuant to this Agreement by assigning to Silver Stream any claims under such insurance to the extent Indemnitee is paid by Silver Stream;

(b) For Liabilities in connection with Proceedings settled without Silver Stream’ consent, which consent, however, shall not be unreasonably withheld;

(c) In no event shall Silver Stream be liable to pay the fees and disbursements of more than one counsel in any single Proceeding except to the extent that, in the opinion of counsel of the Indemnitee, the Indemnitee has conflicting interests in the outcome of such Proceeding; or

(d) To the extent it would be otherwise prohibited by law, if so established by a judgment or other final adjudication adverse to Indemnitee.

6. Fees and Expenses of Independent Legal Counsel. Silver Stream agrees to pay the reasonable fees and expenses of Independent Legal Counsel and to fully indemnify such Independent Legal Counsel against any and all expenses and losses incurred by any of them arising out of or relating to this Agreement or their engagement pursuant hereto.

7. Remedies of Indemnitee.

(a) In the event that (i) a determination pursuant to Section 4 hereof is made that Indemnitee is not entitled to indemnification, (ii) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement, or (iii) Indemnitee otherwise seeks enforcement of this Agreement, Indemnitee shall be entitled to a final adjudication in a court of competent jurisdiction in the State of Nevada, United States of the remedy sought.

(b) If a determination that Indemnitee is entitled to indemnification has been made pursuant to Section 4 hereof, or is deemed to have been made pursuant to Section 4 hereof or otherwise pursuant to the terms of this Agreement, Silver Stream shall be bound by such determination in the absence of a misrepresentation or omission of a material fact by Indemnitee in connection with such determination.

(c) Silver Stream shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. Silver Stream shall stipulate in any such court or before any such arbitrator that Silver Stream is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

 (d) Expenses reasonably incurred by Indemnitee in connection with Indemnitee’s request for indemnification under, seeking enforcement of or to recover damages for breach of this Agreement shall be borne by Silver Stream when and as incurred by Indemnitee, to the extent it is determined that Indemnitee is entitled to indemnification hereunder.

8. Contribution. To the fullest extent permissible under applicable law, in the event Silver Stream is obligated to indemnify Indemnitee under this Agreement and the indemnification provided for herein is unavailable to Indemnitee for any reason whatsoever, Silver Stream, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by Silver Stream and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of Silver Stream (and their respective directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

9. Modification, Waiver, Termination and Cancellation. No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

10. Subrogation. In the event of payment under this Agreement, Silver Stream shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Silver Stream effectively to bring suit to enforce such rights.

11. Notice by Indemnitee and Defense of Claim. Indemnitee shall promptly notify Silver Stream in writing within five (5) days being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter, whether civil, criminal, administrative or investigative, but the omission so to notify Silver Stream will not relieve it from any liability that it may have to Indemnitee if such omission does not prejudice Silver Stream’ rights. If such omission does prejudice Silver Stream’ rights, Silver Stream will be relieved from liability only to the extent of such prejudice; nor will such omission relieve Silver Stream from any liability that it may have to Indemnitee otherwise than under this Agreement.

12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by email, on the date confirmation thereof shall be received from the party to whom the message is delivered, (ii) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (iii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Silver Stream, to:	Silver Stream Mining Corp. 9550 South Eastern Avenue – Suite 253 Las Vegas, NV 89123 Attention: Corporate Secretary

(b)	If to ◆, to:	◆ ◆

or to such other address as may have been furnished to Indemnitee by Silver Stream or to Silver Stream by Indemnitee, as the case may be.

13. Non-exclusivity. The rights of Indemnitee hereunder shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under applicable law, Silver Stream’ Certificates of Incorporation or bylaws, or any agreements, vote of stockholders, resolution of the Boards of Directors or otherwise.

14. Certain Definitions.

(a) “Expenses” shall include all direct and indirect costs (including, without limitation, attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses) actually incurred in connection with either the investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, applicable law or otherwise; provided, however, that “Expenses” shall not include any Liabilities.

(b) “Independent Legal Counsel” shall mean a law firm or a member of a firm selected by Silver Stream and approved by Indemnitee (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either Silver Stream or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.

(c) “Liabilities” shall mean liabilities of any type whatsoever including, but not limited to, any judgments, fines, taxes and penalties, penalties and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) of any Proceeding.

(d) “Proceeding” shall mean any threatened, pending or completed action, claim, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, that (i) is associated with Indemnitee’s actions as an officer and/or director of Silver Stream or any of their subsidiaries, absent fraud, bad faith, gross negligence or intentional misconduct, and (ii) is not initiated or brought by the Indemnitee.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of Silver Stream), spouses, heirs and personal and legal representatives.

16. Severability. If any provision or provisions of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and

(b) to the fullest extent legally possible, the provisions of this Agreement shall be construed so as to give effect to the intent of any provision held invalid, illegal or unenforceable.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, United States, as applied to contracts between Nevada residents entered into and to be performed entirely within the State of Nevada, United States, without regard to conflict of laws rules.

18. Consent to Jurisdiction. Silver Stream and Indemnitee each irrevocably consent to the jurisdiction of the courts of the State of Nevada, United States for all purposes in connection with any action or Proceeding that arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the courts of the State of Nevada, United States.

19. Entire Agreement. This Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understandings between the parties hereto with respect to the subject matter of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email, which facsimile or email shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SILVER STREAM MINING CORP..

By:
Name: Don Bossert
Title: Chief Financial Officer

INDEMNITEE

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[Signature Page to Indemnity Agreement]